EMPLOYMENT AGREEMENT

As Amended and Restated

THIS AGREEMENT is entered into this 24th day of December, 2008 by and between GCF Bank, Sewell, New Jersey (the “Bank”) and Timothy P. Hand (the “Executive”).

WITNESSETH

WHEREAS, the Executive has heretofore been employed by the Bank as the Executive Vice President and Chief Operations Officer and is experienced in all phases of the business of the Bank; and

WHEREAS, the Bank wishes to make certain revisions to such Agreement in conformity with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, the Bank desires to be ensured of the Executive”s continued active participation in the business of the Bank; and

WHEREAS, in order to give the Executive reasonable assurances that the Board of Directors wishes to retain the services of the Executive for the foreseeable future and in consideration of the Executive”s agreeing to remain in the employ of the Bank, the parties desire to specify the continuing employment relationship between the Bank and the Executive;

NOW THEREFORE, in consideration of the covenants and the mutual agreements herein contained, the parties hereby agree as follows:

1.    Employment. The Bank hereby employs the Executive in the capacity of Executive Vice President and Chief Operations Officer. The Executive hereby accepts said employment and agrees to render such administrative and management services to the Bank and Gateway Community Financial Corp., its parent holding company and any successor thereto (“Parent”), as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive shall promote the business of the Bank and Parent. The Executive”s other duties shall be such as the Board of Directors for the Bank (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Bank. The Executive”s employment shall be for no definite period of time, and the Executive or the Bank may terminate such employment relationship at any time for any reason or no reason. The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by company personnel or set forth in any documents other than those explicitly made to the contrary and signed by an authorized representative of the Board.

2.    Term of Agreement. The term of this Agreement shall be for the period commencing on January 1, 2009 (“Effective Date”) and ending one year thereafter (“Term”). Additionally, on, or before, each annual anniversary datefrom the Effective Date, the Term of this Agreement shall be extended for up to an additional two year period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Executive has met the requirements and standards of the Board, and that the Term of such Agreement shall be extended. If a determination is made by the Board to not renew such Term at the time of such renewal interval, the Board shall furnish the Executive of written notice of such determination not to renew the Term and the reason for such action or failure to take such action by the Board within 10 calendar days of such Board action. References herein to the Term of this Agreement shall refer both to the initial term and successive terms.

3.	Compensation, Benefits and Expenses.

(a)   Base Salary. The Bank shall compensate and pay the Executive during the Term of this Agreement a minimum base salary at the rate of $165,000.00 per annum (“Base Salary”), payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually, and the Executive shall be entitled to receive increases at such percentages or in such amounts as determined by the Board of Directors. The base salary may not be decreased without the Executive”s express written consent.

(b)  Discretionary Bonus. The Executive shall be entitled to participate in an equitable manner with all other senior management employees of the Bank in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management executives from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive”s right to participate in such discretionary bonuses when and as declared by the Board.

(c)   Participation in Benefit and Retirement Plans. The Executive shall be entitled to participate in and receive the benefits of any plan of the Bank which may be or may become applicable to senior management relating to pension or other retirement benefit plans, profit-sharing, stock options or incentive plans, or other plans, benefits and privileges given to employees and executives of the Bank, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Bank.

(d)  Participation in Medical Plans and Insurance Policies. The Executive shall be entitled to participate in and receive the benefits of any plan or policy of the Bank which may be or may become applicable to senior management relating to life insurance, short and long term disability, medical, dental, eye-care, prescription drugs or medical reimbursement plans, with the cost of such premiums paid by the Bank. Additionally, Executive”s dependent family shall be eligible to participate in medical and dental insurance plans sponsored by the Bank or Parent.

(e)   Vacations and Sick Leave. The Executive shall be entitled to paid annual vacation leave in accordance with the policies as established from time to time by the Board of Directors, which shall in no event be less than four weeks per annum. The Executive shall also be entitled to an annual sick leave benefit as established by the Board for senior management employees of the Bank. The Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation or sick leave.

(f)   Expenses. The Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Bank, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Bank. If such expenses are paid in the first instance by the Executive, the Bank shall reimburse the Executive therefor.

(g)  Changes in Benefits. The Bank shall not make any changes in such plans, benefits or privileges previously described in Section 3(c), (d) and (e) which would adversely affect the Executive”s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of, or benefits to, the Executive as compared with any other executive officer of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a) hereof.

4.	Loyalty.

(a)   The Executive shall devote his full time and attention to the performance of his employment under this Agreement. During the term of the Executive”s employment under this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Bank or Parent.

(b)  Nothing contained in this Section 4 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business dissimilar from that of the Bank or Parent, or, solely as a passive or minority investor, in any business.

5.    Standards. During the term of this Agreement, the Executive shall perform his duties in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

6.    Termination and Termination Pay. The Executive”s employment under this Agreement shall be terminated upon any of the following occurrences:

(a)   The death of the Executive during the term of this Agreement, in which event the Executive”s estate shall be entitled to receive the compensation due the Executive through the last day of the calendar month in which Executive”s death shall have occurred.

(b)  The Bank”s Board of Directors may terminate the Executive”s employment at any time, but any termination by the Bank”s Board of Directors other than termination for Cause shall not prejudice the Executive”s right to compensation or benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for “Cause” shall include termination because of the Executive”s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

(c)   Except as provided pursuant to Section 9 hereof, in the event Executive”s employment under this Agreement is terminated by the Bank without Cause, the Bank shall be obligated to continue to pay the Executive the salary provided pursuant to Section 3(a) herein, for a period of twelve (12) months and the cost of Executive obtaining all health, life, disability, and other benefits which the Executive would be eligible to participate in through such date based upon the benefit levels substantially equal to those being provided Executive at the date of termination of employment. The provisions of this Section 6(c) shall survive the expiration of this Agreement.

(d)  The voluntary termination by the Executive during the term of this Agreement with the delivery of no less than 60 days written notice to the Board of Directors, other than pursuant to Section 9(b), in which case the Executive shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

7.	Regulatory Exclusions.

(a)  If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank”s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank”s obligations under the Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)  If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank”s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all

obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but the vested rights of the contracting parties shall not be affected.

(c)  If the Bank is in default (as defined in Section 3(x)(1) of Federal Deposit Insurance Act) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“Director of OTS”), or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of Federal Deposit Insurance Act; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)  Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC Section 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments promulgated thereunder.

8.    Disability. If the Executive shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors, Executive shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of 12 months, but not exceeding the remaining term of the Agreement, and 65% thereafter for the remainder of the term of the Agreement. Such benefits noted herein shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for Bank employees. Thereafter, Executive shall be eligible to receive benefits provided by the Bank under the provisions of disability insurance coverage in effect for Bank employees. Upon returning to active full-time employment, the Executive”s full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Executive returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 3(a) of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

9.	Change in Control Severance Protection.

(a)   Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive”s employment during the term of this Agreement following any Change in Control of the Bank or Parent, or within 12 months thereafter of such Change in Control, absent Cause, Executive shall be paid an amount equal to the product of1.0times the Executive”s “base amount” as defined in Code Section 280G(b)(3) and regulations promulgated thereunder. Said sum shall be paid in one (1) lump sum not later than the date of such Termination of Employment, and such payments shall be in lieu of any other future payments which the Executive would be otherwise entitled to receive under Section 6 of this Agreement. Additionally, the Executive and his or her dependents shall remain eligible to participate in the medical and dental insurance programs offered by the Bank to its employees for a period of not less than through the remaining term of the Agreement at no expense to the Executive. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Bank or the Parent shall be deemed an “excess parachute payment” in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code.

The term “Change in Control” shall refer to: (i) a change in ownership of the Bank or the Parent under paragraph (A) below, or (ii) a change in effective control of the Bank or the Parent under paragraph (B) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Parent under paragraph (C) below:

(A) CHANGE IN THE OWNERSHIP OF THE BANK OR THE PARENT. A change in the ownership of the Bank or the Parent shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (B) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (A) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(B) CHANGE IN THE EFFECTIVE CONTROL OF THE BANK OR THE PARENT. A change in the effective control of the Bank or the Parent shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (B)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (B)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (A)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C) CHANGE IN THE OWNERSHIP OF A SUBSTANTIAL PORTION OF THE BANK’S OR PARENT”S ASSETS. A change in the ownership of a substantial portion of the Bank’s or Parent”s assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (C) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(D) Each of the sub-paragraphs (A) through (C) above shall be construed and interpreted consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder. However, a change in control shall not be deemed to have occurred as a result of a holding company reorganization of the Bank and simultaneous acquisition of more than 50% of the Bank’s stock (following the Bank’s conversion to stock form) by a parent savings and loan holding company or bank holding company.

The provisions of this Section 9(a) shall survive the expiration of this Agreement occurring after a Change in Control.

(b)  Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate his employment under this Agreement within one year following a Change in Control of the Bank or Parent for Good Reason (as defined thereafter) and Executive shall thereupon be entitled to receive the payment and benefits described in

Section 9(a) of this Agreement. The Executive must provide written notice to the Bank of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or the condition alleged to constitute “Good Reason.” Upon delivery of such notice by the Executive, the Bank shall have a period of thirty (30) days thereafter during which it or they may remedy in good faith the condition constituting such Good Reason, and the Executive’s employment shall continue in effect during such time so long as the Bank makes diligent efforts during such time to cure such Good Reason. In the event that the Bank shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Bank shall not be required to pay the amount due to the Executive under this Section 9(b). The Bank”s remedy of any Good Reason event or condition with or without notice from the Executive shall not relieve the Bank from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition. The provisions of this Section 9(b) shall survive the expiration of this Agreement occurring after a Change in Control.

“Good Reason” shall exist if, without Executive”s express written consent, the Bank materially breaches any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon the occurrence any of the following:

(1)	a material diminution in the Executive’s base compensation;

(2)   a material diminution in the Executive”s authority, duties, or responsibilities;

(3)   a material diminution in the budget over which the Executive retains authority;

(4)   a material change in the geographic location of the Executive”s office location;

(5)   a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive is required to report to a corporate officer or employee instead of reporting directly to the board of directors of the Bank; or

(6)   any other action or inaction that constitutes a material breach by the Bank of this Agreement.

10.    Withholding. All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

11.	Successors and Assigns.

(a)   This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or Parent which shall acquire, directly or  indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Parent.

(b)  Since the Bank is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

12.    Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of New Jersey.

14.    Nature of Obligations. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

15.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

17.    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The provisions of this Section 17 shall survive the expiration of this Agreement.

18.    Confidential Information. The Executive acknowledges that during his or her employment he or she will learn and have access to confidential information regarding the Bank and the Parent and its customers and businesses (“Confidential Information”). The Executive agrees and covenants not to disclose or use for his or her own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Bank or the Parent consents to such disclosure or use, or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Bank, the Parent, or any subsidiaries or affiliates, or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Bank and the Parent. The Executive shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Bank or the Parent, or its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Bank or the Parent. Executive acknowledges and agrees that the existence of this Agreement and its terms and conditions constitutes Confidential Information of the Bank, and the Executive agrees not to disclose the Agreement or its contents without the prior written consent of the Bank; provided, however, the Executive may disclose this Agreement to his personal attorney and personal tax advisor without prior consent from the Bank. Notwithstanding the foregoing, the Bank reserves the right in its sole discretion to make disclosure of this Agreement as it deems necessary or appropriate in compliance with its regulatory reporting requirements. Notwithstanding anything herein to the contrary, failure by the Executive to comply with the provisions of this Section may result in the immediate termination of the Agreement within the sole discretion of the Bank, disciplinary action against the Executive taken by the Bank, including but not limited to the termination of employment of the Executive for breach of the Agreement and the provisions of this Section, and other remedies that may be available in law or in equity. The provisions of this Section shall survive the expiration of this Agreement.

19.	Indemnification; Insurance

(a)   Indemnification. The Bank agrees to indemnify the Executive and his heirs, executors, and administrators to the fullest extent permitted under applicable law and regulations, including, without limitation 12 U.S.C. Section 1828(k), against any and all expenses and liabilities reasonably incurred by the Executive in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of his having been a director or officer of the Bank or any of its subsidiaries, whether or not the Executive is a director or officer of the Bank at the time of incurring any such expenses or liabilities. Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorney”s fees and the cost of reasonable settlements. The Executive shall be entitled to indemnification in respect of a settlement only if the Board of Directors of the Bank has approved such settlement. Notwithstanding anything herein to the contrary, (i) indemnification for expenses shall not extend to matters for which the Executive”s employment or service has been terminated, and (ii) the obligations of this

Section 19 shall survive the termination of this Agreement. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation.

(b)  Insurance. During the Term of the Agreement, the Bank shall provide the Executive (and his heirs, executors, and administrators) with coverage under a directors” and officers” liability policy at the Bank”s expense, at least equivalent to such coverage otherwise provided to the other directors and senior officers of the Bank.

(c)   Compliance with Regulatory Limitations. Notwithstanding anything herein to the contrary, the provisions of this Section 19 shall be subject to the limitations and restrictions provided at 12 CFR § 545.121 as it may be amended from time to time.

20.    Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto. This Agreement shall supersede any prior employment agreements and/or change in control severance agreements between the Executive and the Bank.

21.	Effect of Code Section 409A.

(a)   This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Code Section 409A, but rather such payments shall be made by the Bank to the Executive at the earliest time permissible thereafter without the Executive having liability for such penalty tax under Section Code 409A.

(b)   Notwithstanding anything in this Agreement to the contrary, if the Bank in good faith determines, as of the effective date of Executive”s Termination of Employment that the Executive is a “specified employee” within the meaning of Section 409A of the Code and if the payment under Sections 6 or 9 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and that an amount (or any portion of an amount) payable to Executive hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Bank will so advise Executive, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months (“Six-Month Delay”), whereupon such amount or portion thereof shall be paid to Executive in a lump sum on the first day of the seventh month following the effective date of Executive”s Termination of Employment. The limitations of this Six-Month Delay shall only be effective if the stock of the Parent or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.

“Specified Employee” means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

“Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations). Whether a “Termination of Employment” takes place is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Executive is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Executive during the immediately preceding 36-month period. The Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the Executive during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Bank and the Executive reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Bank if the Executive has been providing services to the Bank for a period of less than 36 months (or that the level of bona fide services would not be so reduced).

For periods during which the Executive is on a paid bona fide leave of absence and has not otherwise terminated employment, the Executive is treated as providing bona fide services at a level equal to the level of services that the Executive would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of determining the applicable 36-month (or shorter) period). Bona fide leave of absence means that there is a reasonable expectation that the Executive will return to perform services for the Bank.

(c)   Notwithstanding the Six-Month Delay rule set forth in Section 21(b) above:

(i)      To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Bank will pay the Executive an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive”s Termination of Employment occurs, and (2) the sum of the Executive”s annualized compensation based upon the annual rate of pay for services provided to the Bank for the taxable year of the Executive preceding the taxable year of the Executive in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Termination of Employment); provided that amounts paid under this Section 21(c) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Bank under Sections 6 or 9; and

(ii)     To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Bank will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive”s Termination of Employment; provided that the amount paid under this Section 21(c) will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Bank under Sections 6 or 9.

(d)   To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive”s third taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Executive to reimbursement by the Bank of payments of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Bank and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Executive would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

GCF Bank

By:	/s/ Robert C. Ahrens
Robert C. Ahrens, President

ATTEST:

/s/ Donna M. Baer
Secretary

WITNESS:	/s/ Kristin T. McIlvaine

/s/ Timothy P. Hand
Timothy P. Hand, Executive